UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.___)*


                              Network Engines, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64121A107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]    Rule 13d-1(b)
               [ ]    Rule 13d-1(c)
               [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 2 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Canaan Equity II L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,161,350
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              611,699
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               1,161,350
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                611,699
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 3 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Canaan Equity II L.P. (QP)
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                519,502
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,253,547
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               519,502
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,253,547
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 4 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Canaan Equity II Entrepreneurs LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                92,197
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,680,852
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               92,197
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,680,852
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 5 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Canaan Equity Partners II LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 6 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Harry T. Rein
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 7 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        James C. Furnivall
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 8 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Stephen L. Green
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 23 PAGES

-------------------                                          ------------------
CUSIP NO. 64121A107                   13G                    PAGE 9 OF 23 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Deepak Kamra
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 10 OF 23 PAGES
-------------------                                         -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Gregory Kopchinsky
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                300
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               300
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,349
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 11 OF 23 PAGES
-------------------                                         -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Guy M. Russo
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 12 OF 23 PAGES
-------------------                                         -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        John V. Balen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 13 OF 23 PAGES
-------------------                                         -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Eric A. Young
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,773,049
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,773,049
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,773,049
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 14 OF 23 PAGES
-------------------                                         -------------------

Item 1(a).        NAME OF ISSUER
                  --------------
                  Network Engines, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                  25 Dan Road
                  Canton, MA 02021

Item 2(a).        NAME OF PERSON FILING
                  ---------------------
                  This statement is filed by Canaan Equity II L.P., ("CE II") a Delaware limited partnership, Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, Canaan Equity II Entrepreneurs LLC ("Entrepreneurs"), a Delaware limited liability company, Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company, Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young (collectively, the Partners). CE II, CE II QP, Entrepreneurs, CEP II (The General Partner of CE II and CE II QP, and the Manager of Entrepreneurs) and Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as Managers of CEP II) are collectively referred to as the "Reporting Persons".

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                  Except in the case of, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).        CITIZENSHIP
                  -----------
                  Each of CE II and CE II QP, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs and CEP II is a limited liability company organized under the laws of Delaware. Each of the Partners are citizens of the United States.

Item 2(d).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                  This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Network Engines, Inc. ("the Company").

Item 2(e).        CUSIP NUMBER
                  ------------
                  CUSIP number 64121A107


                               PAGE 14 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 15 OF 23 PAGES
-------------------                                         -------------------

Item 3.           If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                  ------------------------------------------------------------
                  240.13d-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------------
                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C 80a-8).
                  (e) [ ] An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with ss.240.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  None.

Item 4.           OWNERSHIP
                  ---------
(a) Mr. Kopchinsky owns 300 shares of Common Stock, beneficial ownership of 5.2%.

(b) CEP II, by virtue of its status as the sole general partner of CE II and CE II QP and Manager of Entrepreneurs, may be deemed to be the beneficial owner of 1,773,049 shares, representing beneficial ownership of 5.2%. By virtue of their status as managers of CEP II, Messrs. Rein, Balen, Green, Kamra, Kopchinsky, Russo and Young each may be deemed to be the beneficial owners of 1,773,049 shares representing in the case of each Partner, beneficial ownership of 5.2%. The foregoing percentages are based on the 34,170,076 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended June 30, 2000.













                              PAGE 15 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 16 OF 23 PAGES
-------------------                                         -------------------

                                          NUMBER OF SHARES
                        ------------------------------------------------------
(c)  Reporting Person        (i)          (ii)         (iii)          (iv)
     ----------------   ------------  ------------  ------------  ------------

CE II                     1,161,350       611,699     1,161,350     1,161,350
CE II QP                    519,502     1,253,547       519,502     1,253,547
Entrepreneurs                92,197     1,680,852        92,197     1,680,852
CEP II                            0     1,773,049             0     1,773,049

Harry T. Rein                     0     1,773,049             0     1,773,049
John V. Balen                     0     1,773,049             0     1,773,049
James C. Furnivall                0     1,773,049             0     1,773,049
Stephen L. Green                  0     1,773,049             0     1,773,049
Deepak Kamra                      0     1,773,049             0     1,773,049
Gregory Kopchinsky              300     1,773,049           300     1,773,049
Guy M. Russo                      0     1,773,049             0     1,773,049
Eric A. Young                     0     1,773,049             0     1,773,049

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------
                  Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON
                  ------
                  Not applicable.

Item 7.           IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ----------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY
                  -------
                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  ---------------------------------------------------------
                  Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP
                  ------------------------------
                  Not applicable.

Item 10.          CERTIFICATION
                  -------------
                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

DATE:  February 14, 2001

                              PAGE 16 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 17 OF 23 PAGES
-------------------                                         -------------------

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Equity II L.P.

By:      Canaan Equity Partners II LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

Canaan Equity II L.P. (QP)

By:      Canaan Equity Partners II LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

Canaan Equity II L.P.

By:      Canaan Equity II Entrepreneurs LLC
         Its Manager

By:               *
         ----------------------------------
         Manager

Canaan Equity Partners II LLC

By:               *
         ----------------------------------
         Manager


                  *
-------------------------------------------
Harry T. Rein







                              PAGE 17 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 18 OF 23 PAGES
-------------------                                         -------------------



                  *
-------------------------------------------
John V. Balen


                  *
-------------------------------------------
James C. Furnivall


                  *
-------------------------------------------
Stephen L. Green


                  *
-------------------------------------------
Deepak Kamra


                  *
-------------------------------------------
Gregory Kopchinsky

                  *
-------------------------------------------
Guy M. Russo


                  *
-------------------------------------------
Eric A. Young


                                                  *By:  /s/ Guy M. Russo
                                                        ------------------------
                                                        Guy M. Russo
                                                        Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                              PAGE 18 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 19 OF 23 PAGES
-------------------                                         -------------------

                                                                       Exhibit 1
                                                                       ---------
                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Network Engines, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Canaan Equity II L.P.

By:      Canaan Equity Partners II LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

Canaan Equity II L.P. (QP)

By:      Canaan Equity Partners II LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

Canaan Equity II Entrepreneurs LLC

By:      Canaan Equity Partners II LLC
         Its Manager

By:               *
         ----------------------------------
         Manager

Canaan Equity Partners II LLC

By:               *
         ----------------------------------
         Manager


                  *
-------------------------------------------
Harry T. Rein

                              PAGE 19 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 20 OF 23 PAGES
-------------------                                         -------------------



                  *
-------------------------------------------
John V. Balen


                  *
-------------------------------------------
James C. Furnivall


                  *
-------------------------------------------
Stephen L. Green


                  *
-------------------------------------------
Deepak Kamra


                  *
-------------------------------------------
Gregory Kopchinsky


                  *
-------------------------------------------
Guy M. Russo


                  *
-------------------------------------------
Eric A. Young



                                                  *By:  /s/ Guy M. Russo
                                                        ------------------------
                                                        Guy M. Russo
                                                        Attorney-in-Fact
--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                              PAGE 20 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 21 OF 23 PAGES
-------------------                                         -------------------

                                                                      Exhibit 2
                                                                      ---------
                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]














                               PAGE 21 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 22 OF 23 PAGES
-------------------                                         -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.


CANAAN EQUITY II L.P.

By:      Canaan Equity Partners II LLC
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager

CANAAN EQUITY II L.P. (QP)

By:      Canaan Equity Partners II LLC
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:      Canaan Equity Partners II LLC
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager

CANAAN EQUITY PARTNERS II LLC

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager


/s/ Harry T. Rein
-------------------------------------------
Harry T. Rein


/s/ John V. Balen
-------------------------------------------
John V. Balen


/s/ James C. Furnivall
-------------------------------------------
James C. Furnivall


                               PAGE 22 OF 23 PAGES

-------------------                                         -------------------
CUSIP NO. 64121A107                   13G                   PAGE 23 OF 23 PAGES
-------------------                                         -------------------



/s/ Stephen L. Green
-------------------------------------------
Stephen L. Green


/s/ Deepak Kamra
-------------------------------------------
Deepak Kamra


/s/ Guy M. Russo
-------------------------------------------
Guy M. Russo


/s/ Gregory Kopchinsky
-------------------------------------------
Gregory Kopchinsky


/s/ Eric A. Young
-------------------------------------------
Eric A. Young


















                              PAGE 23 OF 23 PAGES